Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For immediate release April 1, 2008	For more information contact: Investors: John Hobbs 1-800-858-5347 Media: Robin Keegan 1-888-467-3751

Plum Creek Updates Outlook for First Quarter and Full Year

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today updated the outlook for its results for the first quarter and full year of 2008.

The company initially expected real estate segment revenues to be between $75 and $85 million during the first quarter, which included the sale of two properties with a combined sales price of $35 million. These sales did not close and real estate segment revenues are now expected to be approximately $50 million during the first quarter. As a result, the company expects first quarter earnings to be between $0.18 and $0.22 per share. As with prior years, the company expects real estate sales to be seasonally weighted toward the second half of the year. At this time the company continues to expect real estate segment revenues for the full year to be between $320 and $340 million.

With residential construction activity matching levels not seen since the early 1980s, the company currently expects sawlog demand to remain weak in many markets, offset modestly by continued strong pulpwood demand and pricing. As a result, the company now expects 2008 earnings to be between $1.05 and $1.30 per share, or $0.10 per share lower than the expectations previously provided in January, based on the company’s current outlook and assessment of rural land and timber markets.

“Plum Creek’s disciplined execution of our strategies has delivered superior returns for shareholders over the long term and is especially important during times of cyclical weakness in the economy. We continue to manage Plum Creek’s assets for long-term shareholder value creation,” said Rick Holley, president and chief executive officer.

“In our day-to-day operational decisions, we focus on serving our best markets, emphasizing pulpwood harvests and moderating our sawlog sales, which allows a portion of our most valuable timber to continue to grow,” Holley continued. “Our real estate segment is well positioned, offering a wide variety of lands to a broad spectrum of buyers. We’re also continuing our strategic efforts to drive long-term cash flow growth through operational improvements in our timber business as well as supplying raw material to the emerging bioenergy markets.”

“These are assets with lasting value and we are confident our approach to today’s markets will maximize their long-term value while providing our shareholders with an attractive and sustainable dividend,” Holley concluded.

Plum Creek Updates Outlook

The company expects to release its first quarter 2008 earnings after the close of market on Monday, April 28, 2008 followed by its regular investment community conference call at 5 p.m. EDT the same day.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.